AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Rafael Arrillaga-Torréns, Jr.	Marilynn Meek
Chairman, President and CEO	General Inquiries
Yadira R. Mercado	212/827-3773
Executive Vice-President, CFO
787/751-7340

CORRECTING AND REPLACING EUROBANCSHARES, INC.
REPORTS FINANCIAL RESULTS FOR THE
THIRD QUARTER ENDED SEPTEMBER 30, 2008

CORRECTION... by EuroBancshares, Inc.

San Juan, Puerto Rico, November 12, 2008 — EXPLANATORY NOTE: This release is being re-issued solely to correct the table titled “EUROBANCSHARES, INC. AND SUBSIDIARIES OPERATING RATIOS AND OTHER SELECTED DATA (Dollars in thousands, except per share data) Unaudited” in release dated November 6, 2008, where we inadvertently presented a book value per common share as of September 30, 2008 of $7.53, instead of $7.45, and a year-to-date provision for loan and lease losses at September 30, 2008 of $23,300, instead of $25,800. Except for these corrections, no other changes were made to the release or its schedules.

The corrected release reads:

EUROBANCSHARES, INC. REPORTS FINANCIAL RESULTS FOR THE
THIRD QUARTER ENDED SEPTEMBER 30, 2008

San Juan, Puerto Rico, November 6, 2008 - EuroBancshares, Inc. (Nasdaq: EUBK) (“EuroBancshares” or the “Company”) today reported its results for the third quarter ended September 30, 2008.

Net Income

EuroBancshares reported a net loss of $788,000, or $(0.05) per diluted share, for the third quarter ended September 30, 2008, compared with a net loss of $1.8 million, or $(0.10) per diluted share, and a net loss of $1.2 million, or $(0.07) per diluted share, for the quarters ended June 30, 2008 and September 30, 2007, respectively.

Return on Average Assets (ROAA) for the third quarter of 2008 was (0.11)%, compared to (0.25)% and (0.20)% for the quarters ended June 30, 2008 and September 30, 2007, respectively. Return on Average Common Equity (ROAE) for the third quarter of 2008 was (2.09)%, compared to (4.28)% and (3.01)% for the quarters ended June 30, 2008 and September 30, 2007, respectively.

For the nine-month period ended September 30, 2008, ROAA and ROAE were (0.17)% and (2.91)%, respectively, compared to 0.15% and 2.21% for the same period in 2007.

Rafael Arrillaga-Torréns, Jr., Chairman of the Board, President and Chief Executive Officer said, “We remain focused on resolving credit quality issues, reducing expenses, and increasing the profitability of our products. While disappointed with our results, it is noteworthy that this quarter we were successful in reducing by approximately $41 million the amount of loans moving into the 30 to 90 days delinquent category when compared to the amount that moved into such category as of June 30, 2008. We are confident in our plan of action in this most difficult and prolonged recession.”

Net Interest Income

The Company reported total interest income of $40.2 million for the third quarter of 2008, compared to $40.3 million for the previous quarter and $43.7 million for the quarter ended September 30, 2007. Total interest income for the nine months ended September 30, 2008 was $123.2 million, compared to total interest income of $129.0 million for prior year same period. Total interest income during the quarter ended September 30, 2008 remained relatively stable when compared to the previous quarter. The average interest yield on a fully taxable equivalent basis earned on interest-earning assets was 6.69% and 6.79% during the quarter and nine months ended September 30, 2008, respectively, compared to 6.61% for the previous quarter, and 7.82% and 7.78% for the quarter and nine months ended September 30, 2007, respectively. Average interest-earning assets amounted to $2.678 billion and $2.675 billion for the quarter and nine months ended September 30, 2008, respectively, compared to $2.715 billion for the previous quarter, and $2.383 billion and $2.359 billion for the quarter and nine months ended September 30, 2007, respectively.

Total interest expense was $24.5 million for the quarter ended September 30, 2008, compared to $25.6 million and $26.6 million for the previous quarter and the quarter ended September 30, 2007, respectively. Total interest expense for the nine months ended September 30, 2008 was $77.5 million, compared to total interest expense of $77.4 million for prior year same period.  The decrease during the quarter ended September 30, 2008 when compared to the previous quarter resulted from the combined effect of a net decrease in the cost of funds, as explained further below, and a decrease in average interest-bearing liabilities. The average interest rate on a fully taxable equivalent basis paid for interest-bearing liabilities decreased to 4.43% and 4.71% during the quarter and nine months ended September 30, 2008, respectively, from 4.59% for the previous quarter, and 5.51% and 5.44% for the quarter and nine months ended September 30, 2007, respectively. Average interest-bearing liabilities amounted to $2.494 billion and $2.473 billion for the quarter and nine months ended September 30, 2008, respectively, compared to $2.510 billion for the previous quarter, and $2.157 billion and $2.128 billion for the quarter and nine months ended September 30, 2007, respectively.

Net interest margin on a fully taxable equivalent basis was 2.57% and 2.44% for the quarter and nine-month period ended September 30, 2008, respectively, compared to 2.37% for the previous quarter, and 2.83% and 2.88% for the quarter and nine months ended September 30, 2007, respectively. For the third quarter and nine-month period ended September 30, 2008, net interest spread on a fully taxable equivalent basis was 2.26% and 2.08%, respectively, compared to 2.02% for the previous quarter, and 2.31% and 2.34% for the same periods of prior year.

The increases in net interest margin and net interest spread during the quarter ended September 30, 2008 when compared to the previous quarter were mainly caused by our strategy of calling our callable broker deposits. Between late May 2008 and July 2008, we wrote-off of $176,000 in unamortized commissions related to $105.7 million in broker deposits that paid an average rate of 5.37% and were called back during that period. Out of this $105.7 million, in July 2008 we called $45.7 million in broker deposits that paid an average rate of 5.43%, writing-off $85,000 in unamortized commissions during that month.

Without the effect of the above mentioned write-off of unamortized commissions on broker deposits, net interest margin and spread on a fully taxable equivalent basis would have been 2.58% and 2.28% for the third quarter of 2008, 2.47% and 2.12% for the nine months ended September 30, 2008, and 2.39% and 2.04% for the previous quarter.

During the quarter and nine months ended September 30, 2008, the average interest rate on a fully taxable equivalent basis paid for broker deposits decreased to 4.60% and 5.03%, respectively, from 4.94% for the previous quarter, and 5.61% and 5.57% for the quarter and nine months ended September 30, 2007, respectively. Average broker deposits amounted to $1.381 billion and $1.356 billion for the quarter and nine months ended September 30, 2008, respectively, compared to $1.381 billion for the previous quarter, and $1.257 billion and $1.211 billion for the quarter and nine months ended September 30, 2007, respectively.

Provision for Loan and Lease Losses

The provision for loan and lease losses for the quarter and nine months ended September 30, 2008 was $8.0 million and $25.8 million, respectively, or 177.61% and 127.13% of net charge-offs, compared to $9.6 million and $18.5 million, or 241.36% and 163.82% of net charge-offs, for the same periods in 2007, and $10.0 million, or 159.56% of net charge-offs, for the quarter ended June 30, 2008. The provision for loan and lease losses is part of the continuous evaluation of the allowance for loans and lease losses. The periodic evaluation of the allowance for loan and lease losses considers the level of net charge-offs, nonperforming loans, delinquencies, related loss experience and overall economic conditions. Some of these factors are discussed further in the Loans and Asset Quality and Delinquency sections of this document.

Non-Interest Income

The Company’s non-interest income in the third quarter and nine months ended September 30, 2008 was $2.4 million and $9.3 million, respectively, compared to $2.2 million and $6.3 million for prior year same periods. These changes were mainly due to the net effect of:

(i)	a $1.2 million increase in gain on sale of loans for the nine months ended September 30, 2008, resulting from a $1.2 million gain on sale of $37.7 million of lease financing contracts in March 2008;

(ii)
a $72,000 and $925,000 increase in service charges for the quarter and nine months ended September 30, 2008, respectively, mainly due to the recording in June 2008 of $596,000 in income related to the partial redemption of Visa, Inc. shares of stock as part of a series of transactions arising out of the restructuring of Visa, Inc. to become a public company; and also to a year-to-date increase of $413,000 in ATM and POS fees, mainly from a change in the fee structure during the first quarter of 2008;

(iii)
a $280,000 and $399,000 net loss on sale of repossessed assets for the quarter and nine months ended September 30, 2008, respectively, compared to a net loss of $259,000 and $1.2 million for prior year same periods. More details on repossessed assets are discussed in the Loan and Asset Quality section below; and

(iv)	a $191,000 gain on sale of securities resulting from the sale of $18.9 million in investment securities sold during third quarter of 2008 in an effort to improve our net interest margin.

The Company’s non-interest income for the quarter ended September 30, 2008 decreased to $2.4 million, from $3.2 million in the previous quarter. This decrease was mainly due to the net effect of:

(i)	a $752,000 decrease in service charges during the third quarter of 2008 mainly due to the partial redemption of Visa, Inc. shares of stock recorded in the previous quarter, as previously mentioned;

(ii)
a $280,000 net loss on sale of repossessed assets for the quarter ended September 30, 2008, compared to a net loss of $86,000 for the previous quarter. More details on repossessed assets are discussed in the Loan and Asset Quality section below; and

(iii)	a $191,000 gain on sale of securities resulting from the sale of $18.9 million in investment securities sold during third quarter of 2008, as previously mentioned.

Non-Interest Expense

Non-interest expense for the quarter and nine months ended September 30, 2008 was $13.5 million and $39.4 million, respectively, compared to $12.3 million and $36.7 million for the same periods in 2007. Such increases were mainly due to the net effect of:

(i)
a $152,000 increase in salaries for the quarter ended September 30, 2008 when compared to the third quarter of 2007, mainly from a decrease in deferred loan origination costs because of a reduction in loan originations during the quarter;

(ii)
an increase of $596,000 in occupancy and equipment expenses for the nine-month period ended September 30, 2008 when compared to the same period in 2007, mainly related to a $103,000 increase in equipment maintenance, a $174,000 increase in utilities, and a $255,000 increase in security services, primarily attributable to the expansion of our branch network;

(iii)
a $574,000 increase in professional services for the nine months ended September 30, 2008 when compared to the same period in 2007, which was mainly due to the net effect of: an increase of $610,000 related to the information technology outsourcing agreement entered with Telefónica Empresas (“TE”) in August 2007; a decrease of $248,000 in legal fees; and a $144,000 increase in regulatory examination fees as a consequence of our asset growth. In connection with the TE outsourcing agreement, the Bank has experienced a reduction of $448,000 in related salaries and employee benefits during the nine months ended September 30, 2008, and estimated year-to-date savings of $312,000 in other operational costs, all transferred to TE.

(iv)
a $492,000 and $845,000 increase in insurance expense for the quarter and nine-month period ended September 30, 2008, respectively, mainly related to the FDIC’s new insurance premium assessment, which, during fiscal year 2007, was net of a one time assessment credit of $669,000;

(v)	a decrease of $221,000 and $392,000 in promotional expenses for the quarter and nine months ended September 30, 2008, respectively, mainly because of a cost reduction strategy; and

(vi)
a $605,000 and $845,000 increase in other expenses for the quarter and nine months ended September 30, 2008, respectively, which were mainly due to the combined effect of: a year-to-date increase of $368,000 in merchant commissions and ATM services fees, primarily from a change in the fee structure; and an increase of $268,000 in the valuation allowance for subsequent declines in value of repossessed assets during the third quarter of 2008, of which $126,000 was related to the market reevaluation of a slow-moving repossessed boat.

Non-interest expense increased to $13.5 million for the quarter ended September 30, 2008, compared to $12.6 million for the previous quarter. Such increase was mainly due to the combined effect of: (i) an increase of $335,000 in insurance expense, attributable to an adjustment in the FDIC’s insurance premium assessment; and (ii) a $422,000 increase in other expenses mainly related to a $172,000 increase in merchant commissions and ATH service fees, primarily from a change in the fee structure, and an increase of $126,000 in the market reevaluation of a slow-moving repossessed boat, as previously mentioned.

Income Tax Expense

Puerto Rico income tax law does not provide for the filing of a consolidated tax return; therefore, the income tax expense reflected in our consolidated income statement is the sum of our income tax expense and the income tax expenses of our individual subsidiaries. Our revenues are generally not subject to U.S. federal income tax.

For the quarter and nine months ended September 30, 2008, we recorded an income tax benefit of $2.5 million and $6.6 million, respectively, compared to an income tax benefit of $1.4 million and $30,000 for the same periods in 2007. Our income tax benefit for the quarter and nine months ended September 30, 2008 resulted mainly from a deferred tax benefit of $2.3 million and $6.3 million, respectively, as explained further below.

Our current income tax expense for the quarter and nine months ended September 30, 2008 decreased to $2,000 and $12,000, respectively, from $935,000 and $3.8 million for the same periods in 2007. Decreases in our current income tax expense during the nine-month period ended September 30, 2008 were mainly due to a taxable loss primarily related to: (i) a loss before income taxes of $3.2 million and $10.1 million for the quarter and nine months ended September 30, 2008, respectively, compared to a loss before taxes of $2.6 million and an income before taxes of $2.7 million for the same periods in 2007; and (ii) an increase in the exempt income as a percentage of total income during 2008.

Our deferred tax benefit was $2.3 million for each of the quarters ended September 30, 2008 and 2007; while for the nine months ended September 30, 2008, it increased to $6.3 million, from $3.8 million for the same period in 2007. Increases during the nine months ended September 30, 2008 were mainly due to the combined effect of: (i) an increase of $3.8 million in the deferred tax asset related to the net operating loss (“NOL”) carryforward from the taxable loss in our banking subsidiary; and (ii) a year-to-date increase of $2.5 million in the deferred tax assets primarily from an increase in our allowance for loan and lease losses.

In addition, the income tax benefit for the quarter and nine-month period ended September 30, 2008, included an income tax benefit of $140,000 and $319,000, respectively, related to tax credits received from Puerto Rico’s Treasury Department in excess of the amount paid on transactions under the law No. 197. This law, signed on December 14, 2007, offers tax credits to the financial institutions on the financing of qualified residential mortgages.

As of September 30, 2008, we had net deferred tax assets of $17.2 million, compared to $10.9 million as of December 31, 2007. This increase in our net deferred tax assets was mainly attributable to the NOL carryforward in our banking subsidiary and the increase in our allowance for loan and lease losses, as previously mentioned. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities; projected future taxable income; our compliance with the Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes; and tax planning strategies in making this assessment. We believe it is more likely than not that the benefits of these deductible differences at September 30, 2008 will be realized.

Balance Sheet Summary and Asset Quality Data

Assets

Total assets increased to $2.784 billion as of September 30, 2008, from $2.751 billion as of December 31, 2007. This increase was mainly due to the net effect of:

(i)	a $8.0 million increase in interest bearing deposits;

(ii)	an increase of $3.0 million in securities purchased under agreements to resell;

(iii)	a $75.8 million increase in the investment securities portfolio; and

(iv)	a decrease of $55.3 million in net loans, including the $37.7 million sale of lease financing contracts in March 2008, as previously mentioned.

Details on investment securities and loan portfolio variances are discussed further below.

Investments

As of September 30, 2008, our investment portfolio amounted to $827.1 million, an increase of approximately $75.8 million when compared to $751.3 million as of December 31, 2007.  This increase was primarily due to the net effect of:

(i)	the purchase of $370.7 million in mortgage-backed securities, FHLB obligations, Puerto Rico government agencies obligations, and a corporate note;

(ii)	$144.8 million in US government agencies, PR bonds, and private label collateral mortgage obligations that matured or were called-back during the quarter;

(iii)	prepayments of approximately $108.2 million on mortgage-backed securities and FHLB obligations;

(iv)
the sale of $10.0 million in a US agencies note and $8.9 million in a US agencies mortgage-backed security, both sold during the quarter in an effort to improve our net interest margin, as previously mentioned; and

(v)	a decrease of $21.8 million in the market valuation on securities available for sale.

Since 2007, we have been analyzing different market opportunities in an attempt to improve our investment portfolio’s average yield and to maintain an adequate average life. Similar to the nine months ended September 30, 2007, during the first nine months of 2008, the market continued presenting some good investment opportunities as a result of the liquidity crises faced by financial institutions in the mainland, which required them to reduce their total assets by selling part of their investment securities portfolios at wider spreads. During the nine-month period ended September 30, 2008, we were able to purchase approximately $370.7 million in mortgage-backed securities, FHLB obligations, Puerto Rico government agencies obligations, and a corporate note, all with an estimated average life of approximately 4.5 years and an estimated average yield of 5.4%. Purchased mortgage-backed securities totaled $314.0 million and included approximately $146.5 million in mortgage-backed securities issued by US government agencies and by US government sponsored enterprises, $60.2 million in collateralized mortgage obligations guaranteed by US government agencies and by US government sponsored enterprises, and $107.3 million in private label collateral mortgage obligations with FICO scores and loan-to-values similar to FNMA and FHLMC underwriting standards and characteristics.

In September 2008, we evaluated the possibility of repositioning a portion of the securities portfolio taking into consideration the reduction in market rates, the current economic environment and the statements and actions taken by the Federal Government. This evaluation resulted in the sale of $18.9 million in US agencies obligations with a yield of 4.80% and an estimated average life of 2.5 years. The proceeds of this sale were used to purchase $19.3 million in US agencies mortgage-backed securities at a yield of approximately 5.28% and an expected average life of 5.0 years.

As of September 30, 2008, after the above-mentioned transactions, the estimated average maturity of our investment portfolio was approximately 5.3 years with an average yield of approximately 5.20%, compared to an estimated average maturity of 4.8 years and an average yield of 5.06% for the year ended December 31, 2007.

We reviewed our investment portfolio as of September 30, 2008 using models on the SFAS No. 115, Accounting for Certain Investments in Debt and Equity, and the EITF 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets, for applicable mortgage-backed securities (“MBS”). During the review, we found that nine private label MBS amounting to approximately $30.2 million have mixed credit ratings. For each one of the identified securities, we reviewed the collateral performance and determined that, as of September 30, 2008, it was probable that all expected cash flows of these investments would be received. Some of the analysis performed to the downgraded MBS securities included: (i) the calculation of their coverage ratios; (ii) current credit support; (iii) total delinquency over sixty days; (iv) average loan-to-values; (v) projected defaults considering a conservative additional downside scenario of (5)% in Housing Price Index values for each of the following 3 years; (vi) a mortgage loan prepayment speed of 6CPR; (vii) projected loss deal based on the previous conservative assumptions; (viii) excess protection; (ix) projected tranche dollar loss; and (x) projected tranche percentage loss and economic value. These analyses were performed taking into consideration current U.S. market conditions and forward projected cash flows. Based on this assessment, we concluded that no other than temporary impairment needs to be recorded for this reporting period.

Loans

Total loans, net of unearned interest, decreased by $49.8 million, or 3.57% on an annualized basis, to $1.809 billion as of September 30, 2008, from $1.859 billion as of December 31, 2007. This decrease was mainly due to the net effect of:

(i)	a $97.6 million, or 33.76% annualized decrease in lease financing contracts from $385.4 million as of December 31, 2007 to $287.8 million as of September 30, 2008;

(ii)	a $34.0 million, or 4.14% annualized increase in commercial loans, from $1.095 billion as of December 31, 2007 to $1.129 billion as of September 30, 2008;

(iii)	a $6.2 million, or 4.04% annualized increase in construction loans, from $203.3 million as of December 31, 2007 to $209.5 million as of September 30, 2008; and

(iv)	a $17.3 million, or 21.25% annualized increase in residential mortgages, from $108.3 million as of December 31, 2007 to $125.6 million as of September 30, 2008.

The $97.6 million decrease in lease financing contracts includes the sale of $37.7 million in March 2008, as previously mentioned. From time to time, we sell lease financing contracts on a limited recourse basis to other financial institutions and, typically, we retain the right to service the leases we sold. The rest of the decrease was mainly due to repayments and a reflection of decreased originations resulting from tightened underwriting standards and our decision to strategically pare back our automobile leasing business because of the economy slowdown.

The $34.0 million increase in commercial loans resulted from the net effect of a $61.4 million increase in commercial loans secured by real estate and a $27.4 million decrease in other commercial loans. As of September 30, 2008, commercial loans secured by real estate equaled $853.7 million, or 75.63% of total commercial loans.

The $6.2 million increase in construction loans secured by real estate resulted from disbursements on loan commitments we made during or before last fiscal year, which were primarily related to loans for the construction of residential multi-family projects that, although private, are moderately priced or of the affordable type supported by government assisted programs, and other loans for land development and the construction of commercial real estate property. We did not grant any new construction loans during the nine months ended September 30, 2008.

Asset Quality and Delinquency

Non-performing assets consist of loans 90 days or more past due and still accruing interest, loans and leases on nonaccrual status, other real estate owned (“OREO”), and other repossessed assets. Non-performing assets amounted to $175.2 million as of September 30, 2008, compared to $141.1 million and $111.6 million as of June 30, 2008 and December 31, 2007, respectively.

Non-performing loans, which are comprised of loans 90 days or more past due and still accruing interest, and loans and leases on nonaccrual status, amounted to $162.7 million as of September 30, 2008, compared to $126.9 million as of June 30, 2008 and $98.1 million as of December 31, 2007, respectively. Changes during the third quarter of 2008 when compared to the previous quarter included a $29.8 million increase in loans over 90 days past due still accruing interest and a $6.0 million increase in nonaccrual loans. Contrary to the previous two quarters, the $35.8 million increase in nonperforming loans was mainly compensated by a $40.6 million decrease in loans between 30 and 89 days past due and still accruing interest, as discussed further below.

The $29.8 million increase in loans over 90 days still accruing interest was mainly due to the combined effect of:

(i)	an increase of $19.6 million in commercial loans secured by real estate;

(ii)	a $7.8 million increase in construction industrial loans; and

(iii)	a $3.1 increase in residential mortgages.

The $6.0 million increase in nonaccrual loans was mainly attributable to an increase of $5.6 million in commercial loans.

Repossessed assets amounted to $12.4 million as of September 30, 2008, compared to $14.2 million and $13.5 million as of June 30, 2008 and December 31, 2007, respectively. The decrease during the quarter ended September 30, 2008 when compared to the previous quarter was attributable to the combined effect of:

(i)
a decrease of $1.2 million in other repossessed assets, of which $813,000 was in the inventory of repossessed boats and $412,000 in the inventory of repossessed vehicles. During the quarter ended September 30, 2008, we sold 9 boats and repossessed 6 boats, respectively, decreasing our inventory of repossessed boats to 13 units as of September 30, 2008, from 16 units as of June 30, 2008. During the same period, we sold 385 vehicles and repossessed 362 vehicles, respectively, decreasing our inventory of repossessed vehicles to 334 units as of September 30, 2008, from 357 units as of June 30, 2008.

(ii)	a $498,000 decrease in OREO resulting from the net effect of the sale of 1 property and the foreclosure of 4 properties.

Annualized net charge-offs as a percentage of average loans was 0.98% and 1.47% for the quarter and nine months ended September 30, 2008, respectively, compared to 1.36% for the previous quarter, and 1.05% and 0.90% for the quarter and year ended December 31, 2007.

Net charge-offs for the quarter ended September 30, 2008 were $4.5 million, compared to $6.3 million and $4.9 million for the quarters ended June 30, 2008 and December 31, 2007, respectively. Net charge-offs for the quarter ended September 30, 2008, compared to the quarters ended June 30, 2008 and December 31, 2007 were as follows:

(i)
$418,000 in net charge-offs on loans partially secured by real estate for the quarter ended September 30, 2008, compared to $2.7 million and $159,000 for the quarters ended June 30, 2008 and December 31, 2007, respectively;

(ii)
$451,000 in net charge-offs on other commercial and industrial loans for the third quarter of 2008, compared to $194,000 and $1.4 million for the quarters ended June 30, 2008 and December 31, 2007, respectively;

(iii)	$324,000 in net charge-offs on consumer loans for the third quarter of 2008, compared to $501,000 and $385,000 for the quarters ended June 30, 2008 and December 31, 2007, respectively;

(iv)	$3.3 million in net charge-offs on lease financing contracts for the third quarter of 2008, compared to $2.8 million for the previous quarter and the quarter ended December 31, 2007; and

(v)	$22,000 in net charge-offs on other loans for the third quarter of 2008, compared to $62,000 and $48,000 in net charge-offs for the quarters ended June 30, 2008 and December 31, 2007, respectively.

The increase in net charge-offs on our leasing portfolio for the quarter ended September 30, 2008 when compared to the previous quarter was mainly attributable to the combined effect of a $250,000 increase in the initial market valuation adjustments on high-end repossessed vehicles and an increase of $250,000 in partial charge-offs related to lease financing contracts that remained over 120 days past due at the end of the current quarter, as further explained below.

The economic distress on the Island reduced the number of repossessed vehicles sold to the dealers.  To compensate this slow down in sales, we reinforced our decision of being more aggressive in the sale of repossessed vehicles, increasing the initial market valuation adjustment on repossessed units.  At the end of the third quarter of 2008, new dealers were added to our floor plan portfolio.  We believe these new additions will facilitate disposal of vehicles and reduce market value charge-offs toward the year-end. Loans between 30 and 89 days past due and still accruing interest amounted to $87.5 million, $128.2 million, and $92.1 million as of September 30, 2008, June 30, 2008 and December 31, 2007, respectively.

Changes in loans between 30 and 89 days past due and still accruing interest during the third quarter of 2008 when compared to the previous quarter include:

(i)	a decrease of $33.6 million in commercial loans secured by real estate;

(ii)	a $4.7 million decrease in residential mortgages;

(iii)	a decrease of $1.3 million in construction loans; and

(iv)	an $868,000 decrease in overdrafts.

During the quarter ended September 30, 2008, we continued taking proactive measures to strengthen our collection processes, including the recruiting of a senior collections officer with previous experience on larger banks.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses was $33.6 million as of September 30, 2008, compared to $30.2 million as of June 30, 2008, and $28.1 million as of December 31, 2007. The allowance for loan and lease losses was affected by net charge-offs, nonperforming loans, loan portfolio growth, and also by the provision for loan and lease losses for each related period. We believe that the allowance for loan and lease losses is adequate and it represents 1.86% of total loans as of September 30, 2008.

Deposits and Borrowings

Total deposits as of September 30, 2008 amounted to $2.026 billion, compared to $1.993 billion as of December 31, 2007. This $32.5 million increase was mainly concentrated in broker deposits. The fierce competition for core deposits on the Island continued during the third quarter of 2008. Because of this fierce competition for local deposits, replacing called-back broker deposits resulted in an attractive funding alternative, lowering funding costs when compared to the unusually higher rates offered locally for time deposits. We decided to continue replacing called-back broker deposits in an attempt to control increases in our funding cost.

Stockholders’ Equity

The Company’s stockholders’ equity decreased to $156.1 million as of September 30, 2008, from $179.9 million as of December 31, 2007, representing an annualized decrease of 16.50%. Besides losses and earnings from operations, which amounted to a $3.6 million net loss and a $2.7 million net income for the nine-month periods ended September 30, 2008 and 2007, respectively, the Company’s stockholders’ equity was impacted by an accumulated other comprehensive loss of $20.7 million as of September 30, 2008, compared to an accumulated other comprehensive income of $1.1 million as of December 31, 2007. In addition, the following items also impacted the Company’s stockholders’ equity:

(i)	the exercise of 250,862, 4,000, 50,000 and 357,000 stock options in February 2007, July 2007, January 2008 and March 2008, respectively, for a total of $3.2 million;

(ii)	the repurchase of 285,368 shares for $2.5 million during the second and third quarters of 2007 in connection with a stock repurchase program approved by the Board of Directors on May 31, 2007; and

(iii)	the repurchase of 800 unvested restricted shares from former employees during the third quarter of 2008, for a total of $6,504. These restricted shares were originally granted in April 2004.

As of September 30, 2008, we and Eurobank both qualified as “well-capitalized” institutions under the regulatory framework for prompt corrective action. As of September 30, 2008, our Tier 1 and total risk-based capital ratios were 9.52% and 10.78%, respectively, compared to 9.36% and 10.61% as of the previous quarter.

We are evaluating opportunities to increase our capital position, including the possible participation in the U.S. Treasury’s recently announced TARP Capital Purchase Program.

About EuroBancshares, Inc.

EuroBancshares, Inc. is a diversified financial holding company headquartered in San Juan, Puerto Rico, offering a broad array of financial services through its wholly-owned banking subsidiary, Eurobank; EBS Overseas, Inc., an international banking entity subsidiary of Eurobank; and its wholly-owned insurance agency, EuroSeguros.

Forward-Looking Statements

Statements concerning future performance, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan volumes, the ability to expand net interest margin, loan portfolio performance, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in EuroBancshares’ most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management, which is subject to change. Although any such projections and the factors influencing them will likely change, the bank will not necessarily update the information, since management will only provide guidance at certain points during the year. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect our financial results are included in filings by EuroBancshares with the Securities and Exchange Commission.

EUROBANCSHARES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

September 30, 2008 and December 31, 2007

Assets	2008	2007
Cash and due from banks	$15,336,891	$15,866,221
Interest bearing deposits	40,350,962	32,306,909
Securities purchased under agreements to resell	22,898,911	19,879,008
Investment securities available for sale	768,625,439	707,103,432
Investment securities held to maturity	42,903,026	30,845,218
Other investments	15,585,500	13,354,300
Loans held for sale	404,100	1,359,494
Loans, net of allowance for loan and lease losses of $33,643,190 in 2008
and $28,137,104 in 2007	1,774,740,788	1,829,082,008
Accrued interest receivable	16,881,501	18,136,489
Customers’ liability on acceptances	313,373	430,767
Premises and equipment, net	34,002,856	33,083,169
Other assets	52,378,962	49,951,898
Total assets	$2,784,422,309	$2,751,398,913
Liabilities and Stockholders’ Equity
Deposits:
Noninterest bearing	$111,653,646	$120,082,912
Interest bearing	1,913,890,007	1,872,963,402
Total deposits	2,025,543,653	1,993,046,314
Securities sold under agreements to repurchase	527,715,000	496,419,250
Acceptances outstanding	313,373	430,767
Advances from Federal Home Loan Bank	25,412,242	30,453,926
Note payable to Statutory Trust	20,619,000	20,619,000
Accrued interest payable	16,360,879	17,371,698
Accrued expenses and other liabilities	12,329,090	13,139,809
	2,628,293,237	2,571,480,764
Stockholders’ equity:
Preferred stock:
Preferred stock Series A, $0.01 par value. Authorized 20,000,000
shares; issued and outstanding 430,537 in 2008 and 2007	4,305	4,305
Capital paid in excess of par value	10,759,120	10,759,120
Common stock:
Common stock, $0.01 par value. Authorized 150,000,000
shares; issued: 20,439,398 shares in 2008 and 20,032,398 shares in 2007;
outstanding: 19,499,515 shares in 2008 and 19,093,315 shares in 2007	204,394	200,324
Capital paid in excess of par value	110,072,429	107,936,531
Retained earnings:
Reserve fund	8,029,106	8,029,106
Undivided profits	57,675,752	61,789,048
Treasury stock, 939,883 shares at cost in 2008 and 2007	(9,916,962)	(9,910,458)
Accumulated other comprehensive (loss) income	(20,699,072)	1,110,173
Total stockholders’ equity	156,129,072	179,918,149
Total liabilities and stockholders’ equity	$2,784,422,309	$2,751,398,913

EUROBANCSHARES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

For the three-month periods ended September 30, 2008 and 2007 and June 30, 2008, and nine-month periods ended September 30, 2008 and 2007

	Three Months Ended
	September 30,	September 30,	June 30,	Nine Months Ended September 30,
	2008	2007	2008	2008	2007
Interest income:
Loans, including fees	$28,963,623	$36,677,073	$29,106,477	$90,827,873	$107,656,676
Investment securities:
Taxable	2,375	2,776	2,588	7,605	9,457
Exempt	10,939,820	6,252,137	10,822,424	31,254,046	19,081,526
Interest bearing deposits, securities purchased
under agreements to resell, and other	344,071	802,667	411,651	1,142,709	2,250,338
Total interest income	40,249,889	43,734,653	40,343,140	123,232,233	128,997,997
Interest expense:
Deposits	19,252,420	21,553,077	20,609,064	61,634,650	61,990,244
Securities sold under agreements to repurchase,
notes payable, and other	5,226,505	5,071,618	5,030,573	15,889,775	15,395,403
Total interest expense	24,478,925	26,624,695	25,639,637	77,524,425	77,385,647
Net interest income	15,770,964	17,109,958	14,703,503	45,707,808	51,612,350
Provision for loan and lease losses	7,980,000	9,594,000	9,986,800	25,799,800	18,467,000
Net interest income after provision for loan
and lease losses	7,790,964	7,515,958	4,716,703	19,908,008	33,145,350
Noninterest income:
Service charges - fees and other	2,466,422	2,394,869	3,218,454	8,108,250	7,182,759
Net gain on sale of securities	190,956	—		190,956	—
Net loss on sale of repossessed assets and on
disposition of other assets	(279,595)	(258,889)	(85,721)	(399,074)	(1,153,979)
Gain on sale of loans	47,726	76,560	116,942	1,399,864	239,143
Total noninterest income	2,425,509	2,212,540	3,249,675	9,299,996	6,267,923
Noninterest expense:
Salaries and employee benefits	5,102,149	4,950,481	5,318,139	15,999,202	15,848,655
Occupancy, furniture and equipment	2,936,293	2,812,295	2,757,843	8,636,904	8,040,768
Professional services	1,408,797	1,444,487	1,243,021	3,893,036	3,319,078
Insurance	970,878	479,219	636,177	2,253,646	1,409,089
Promotional	153,458	374,800	213,655	734,131	1,125,772
Other	2,885,356	2,280,458	2,463,228	7,837,782	6,993,252
Total noninterest expense	13,456,931	12,341,740	12,632,063	39,354,701	36,736,614
(Loss) Income before income taxes	(3,240,458)	(2,613,242)	(4,665,685)	(10,146,697)	2,676,659
Income tax benefit	(2,452,507)	(1,378,559)	(2,902,780)	(6,592,515)	(30,446)
Net income (loss)	$(787,951)	$(1,234,683)	$(1,762,905)	$(3,554,182)	$2,707,105

Basic earnings (loss) per share	$(0.05)	$(0.07)	$(0.10)	$(0.21)	$0.11

Diluted earnings (loss) per share	$(0.05)	$(0.07)	$(0.10)	$(0.21)	$0.11

EUROBANCSHARES, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share data)
Unaudited
	Quarter Ended
	September 30,		June 30,	Nine Months Ended September 30,
	2008	2007	2008	2008	2007

Average shares outstanding - basic	19,499,967	19,160,985	19,500,315	19,391,333	19,253,068
Average shares outstanding - assuming dilution	19,499,967	19,350,582	19,530,491	19,397,259	19,478,288
Number of shares outstanding at end of period	19,499,515	19,093,315	19,500,315	19,499,515	19,093,315
Book value per common share	$7.45	$8.62	$7.90	$7.45	$8.62

Average Balances
Total assets	2,797,116	2,482,760	2,833,262	2,790,981	2,457,321
Loans and leases, net of unearned	1,827,049	1,825,334	1,846,116	1,846,315	1,788,346
Interest-earning assets(1)	2,678,180	2,383,321	2,714,924	2,675,327	2,359,461
Interest-bearing deposits	1,915,053	1,783,308	1,940,606	1,903,138	1,744,372
Other borrowings	578,831	374,091	569,708	569,510	383,712
Preferred stock	10,763	10,763	10,763	10,763	10,763
Shareholders' equity	161,723	174,672	175,390	173,396	173,689

Loan Mix
Loans secured by real estate
Commercial and industrial	853,682	786,259	828,277	853,682	786,259
Construction	209,509	184,347	222,056	209,509	184,347
Residential mortgage	125,167	100,509	126,458	125,167	100,509
Consumer	2,564	802	2,228	2,564	802
	1,190,922	1,071,917	1,179,019	1,190,922	1,071,917

Commercial and industrial	275,146	303,430	292,435	275,146	303,430
Consumer	51,718	59,533	52,657	51,718	59,533
Lease financing contracts	287,801	401,209	309,011	287,801	401,209
Overdrafts	2,508	6,399	3,902	2,508	6,399
Total	1,808,095	1,842,488	1,837,024	1,808,095	1,842,488

Deposit Mix
Noninterest-bearing deposits	111,654	125,443	118,313	111,654	125,443
Now and money market	61,318	68,754	68,881	61,318	68,754
Savings	110,843	133,739	110,388	110,843	133,739
Broker deposits	1,385,816	1,304,359	1,393,935	1,385,816	1,304,359
Regular CD's & IRAS	102,393	90,632	97,103	102,393	90,632
Jumbo CD's	253,520	241,022	261,169	253,520	241,022
Total	2,025,544	1,963,949	2,049,789	2,025,544	1,963,949

Financial Data
Total assets	2,784,422	2,560,628	2,829,716	2,784,422	2,560,628
Total investments	827,114	583,566	828,270	827,114	583,566
Loans and leases, net of unearned	1,808,788	1,844,640	1,840,410	1,808,788	1,844,640
Allowance for loan and lease losses	33,643	26,131	30,156	33,643	26,131
Total deposits	2,025,544	1,963,949	2,049,789	2,025,544	1,963,949
Other borrowings	573,746	382,501	577,118	573,746	382,501
Preferred stock	10,763	10,763	10,763	10,763	10,763
Shareholders' equity	156,129	175,439	164,739	156,129	175,439
Dividends on preferred stock	188	188	186	559	557
Total interest income	40,250	43,735	40,343	123,232	128,998
Total interest expense	24,479	26,625	25,639	77,524	77,386
Provision for loan and lease losses	7,980	9,594	9,987	25,800	18,467
Services charges - fees and other	2,466	2,395	3,218	8,108	7,183
Gain on sale of loans	48	77	117	1,400	239
Gain on sale of securities	191	-	-	191	-
Net loss on sale of other assets	(280)	(259)	(86)	(399)	(1,154)
Non-interest expense	13,457	12,341	12,632	39,355	36,737
Tax benefit	(2,453)	(1,379)	(2,903)	(6,593)	(30)
Net income (loss)	(788)	(1,233)	(1,763)	(3,554)	2,706
Nonperforming assets	175,156	79,716	141,099	175,156	79,716
Nonperforming loans	162,709	69,212	126,940	162,709	69,212
Net charge-offs	4,493	3,975	6,259	20,294	11,273

EUROBANCSHARES, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share data)
Unaudited

	Quarter Ended
	September 30,		June 30,	Nine Months Ended September 30,
	2008	2007	2008	2008	2007

Performance Ratios
Return on average assets(2)	(0.11)%	(0.20)%	(0.25)%	(0.17)%	0.15%
Return on average common equity(3)	(2.09)	(3.01)	(4.28)	(2.91)	2.21
Net interest spread(4)	2.26	2.31	2.02	2.08	2.34
Net interest margin (5)	2.57	2.83	2.37	2.44	2.88
Efficiency ratio (6)	68.56	64.68	65.41	67.54	64.19
Earnings (loss) per common share - basic	$(0.05)	$(0.07)	$(0.10)	$(0.21)	$0.11
Earnings (loss) per common share - diluted	(0.05)	(0.07)	(0.10)	(0.21)	0.11

Asset Quality Ratios
Nonperforming assets to total assets	6.29%	3.11%	4.99%	6.29%	3.11%
Nonperforming loans to total loans	9.00	3.75	6.90	9.00	3.75
Allowance for loan and lease losses to total loans	1.86	1.42	1.64	1.86	1.42
Net loan and lease charge-offs to average loans	0.98	0.87	1.36	1.47	0.84
Provision for loan and lease losses to net loan and lease
charge-offs	177.61	241.36	159.56	127.13	163.82

Capital Ratios:
Leverage ratio	6.89	7.97	6.86	6.89	7.97
Tier 1 risk-based capital	9.52	9.75	9.36	9.52	9.75
Total risk-based capital	10.78	11.00	10.61	10.78	11.00

______________________________
(1)	Includes nonaccrual loans, which balance as of the periods ended September 30, 2008 and 2007, and June 30, 2008 was $92.3 million, $55.3 million, and $86.3 million, respectively.

(2)	Return on average assets (ROAA) is determined by dividing net income by average assets.

(3)	Return on average common equity (ROAE) is determined by dividing net income by average common equity.

(4)	Represents the average rate earned on interest-earning assets less the average rate paid on interest-bearing liabilities.

(5)	Represents net interest income on fully taxable equivalent basis as a percentage of average interest-earning assets.

(6)	The efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.

EUROBANCSHARES, INC. AND SUBSIDIARIES
NONPERFORMING ASSETS
(Dollars in thousands)
Unaudited

	For the periods ended
	September 30,	June 30,	December 31,	September 30,
	2008	2008	2007	2007

Loans contractually past due 90 days or
more but still accruing interest	$70,383	$40,626	$29,075	$13,936
Nonaccrual loans	92,326	86,314	68,990	55,276
Total nonperforming loans	162,709	126,940	98,065	69,212
Repossessed property:
Other real estate	7,129	7,627	8,125	4,332
Other repossesed assets	5,318	6,532	5,409	6,172
Total repossessed property	12,447	14,159	13,534	10,504
Total nonperforming assets	$175,156	$141,099	$111,599	$79,716

Nonperforming loans to total loans	9.00%	6.90%	5.28%	3.75%
Nonperforming assets to total loans plus
repossessed property	9.62	7.61	5.96	4.30
Nonperforming assets to total assets	6.29	4.99	4.06	3.11

EUROBANCSHARES, INC. AND SUBSIDIARIES
NET CHARGE-OFFS
(Dollars in thousands)
Unaudited

	Quarter Ended					Year Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	December 31,
	2008	2008	2008	2007	2007	2007
Charge-offs:
Real estate secured	$420	$2,683	$3,515	$163	$-	$372
Other commercial and industrial	516	654	2,929	1,508	667	3,122
Consumer	421	563	649	494	435	1,699
Leases financing contracts	3,541	3,064	2,817	3,151	3,113	12,680
Other	25	65	164	60	194	398
Total charge-offs	4,923	7,029	10,074	5,376	4,409	18,271

Recoveries:
Real estate secured	$2	$3	$15	$4	$-	$52
Other commercial and industrial	65	460	142	62	27	319
Consumer	97	62	64	109	65	319
Leases financing contracts	263	242	309	315	342	1,410
Other	3	3	2	12	-	23
Total recoveries	430	770	532	502	434	2,123

Net charge-offs:
Real estate secured	$418	$2,680	$3,500	$159	$-	$320
Other commercial and industrial	451	194	2,787	1,446	640	2,803
Consumer	324	501	585	385	370	1,380
Leases financing contracts	3,278	2,822	2,508	2,836	2,771	11,270
Other	22	62	162	48	194	375
Total net charge-offs	$4,493	$6,259	$9,542	$4,874	$3,975	$16,148

Net charge-offs to average loans:
Real estate secured	0.14%	0.92%	1.25%	0.06%	-%	0.03%
Other commercial and industrial	0.63	0.26	3.64	1.90	0.85	0.94
Consumer	2.47	3.71	4.14	2.63	2.47	2.31
Leases financing contracts	4.39	3.53	2.69	2.88	2.71	2.71
Other	2.52	4.70	8.92	2.53	9.87	4.73
Total net charge-offs to average loans	0.98%	1.36%	2.05%	1.05%	0.87%	0.90%